                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]


Check the appropriate box:
[X]  Preliminary Proxy Statement
[_]  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[_]  Definitive Proxy Statement
[_]  Definitive Additional Materials
[X]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                        TIS MORTGAGE INVESTMENT COMPANY
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               (Name of Registrant as Specified In Its Charter)


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   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):
[X]  No fee required
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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

                         TIS MORTGAGE INVESTMENT COMPANY
                        655 MONTGOMERY STREET, SUITE 800
                        SAN FRANCISCO, CALIFORNIA 94111


                                  May 22, 1999



Dear Stockholder:

     We will hold our annual meeting of stockholders to elect directors of TIS Mortgage Investment Company on June 11, 1999, at 10:00 a.m., local time, at the Park Hyatt Hotel, located at 333 Battery Street, San Francisco, California. We have included a formal notice of the meeting on page 3. There are currently six positions on the Board of Directors, all of which are to be filled at the meeting.

     We are not sending our proxy statement or soliciting your proxy to vote at the annual meeting at this time, because we have not finalized them. As soon as they are final, we will send you our proxy statement and a WHITE proxy card with more detailed information about the election of directors and our Board's nominees for director.

     We would like to bring to your attention several key issues that you should consider before voting in the election of directors.

     We have received a letter from Frederick G. Tobin purporting to nominate himself and five other individuals for election as directors. WE STRONGLY OPPOSE MR. TOBIN'S ATTEMPT TO NOMINATE SIX DIRECTORS TO THE COMPANY'S BOARD, AND WE PROPOSE THE ELECTION OF ALL SIX CURRENT DIRECTORS. We believe that his purported nominations are not valid, because Mr. Tobin was not a stockholder of record on the date he gave notice and on the record date for the meeting, two important conditions required by the Company's bylaws to be eligible to nominate directors at an annual meeting. We have asked a court to rule that his purported nominations are invalid. We took this action to avoid the confusion that would be caused by the Tobin group's solicitation for candidates who cannot be validly and legally nominated and to avoid the substantial expense and disruption to the Company's business and operations that a proxy contest will entail. In any event, we intend to oppose vigorously Mr. Tobin's purported nominees for the reasons described on the next page.

     WE ASK YOU NOT TO RUSH TO JUDGMENT ON THE ELECTION OF DIRECTORS. WE URGE YOU TO WAIT UNTIL YOU RECEIVE OUR PROXY STATEMENT. PLEASE GIVE THIS MATERIAL YOUR CAREFUL ATTENTION.

     In the meantime, if you receive any materials from Mr. Tobin or his "Committee to Save Our TIS Investment," we urge you not to make any decisions at this time. With the annual meeting planned for June 11, there is no reason to rush to judgment. In particular, WE STRONGLY RECOMMEND THAT YOU DO NOT SIGN ANY PROXY CARD FROM MR. TOBIN OR HIS COMMITTEE. WE URGE YOU TO TAKE NO ACTION UNTIL YOU HEAR FURTHER FROM US AND YOU RECEIVE OUR WHITE PROXY CARD.

     WE BELIEVE THAT THE ELECTION OF THE INDIVIDUALS PURPORTEDLY NOMINATED BY MR. TOBIN WOULD RUN DIRECTLY COUNTER TO THE BEST INTERESTS OF THE COMPANY'S STOCKHOLDERS. Mr. Tobin's purported nominees have not explained their objectives in seeking election as directors, their plans for management of the Company or the business strategy they intend to pursue. We have not received any information to indicate that they have any coherent business plan or strategy for the Company. Furthermore, we firmly believe that Board representation is not warranted by the size of their investment in the Company. Preliminary proxy materials filed with the SEC by Mr. Tobin and his Committee indicate that Mr. Tobin's purported nominees beneficially own only a total of 183,100 shares, or approximately 2% of the outstanding shares of the Company.

     OUR BOARD IS INTIMATELY FAMILIAR WITH THE COMPANY AND THE REAL ESTATE INDUSTRY. WE FURTHER BELIEVE THAT A CHANGE IN THE BOARD AT THIS TIME WOULD BE HIGHLY DISRUPTIVE TO THE STRATEGY THE COMPANY IS ACTIVELY PURSUING. We are fully committed to returning the Company to profitability by changing its core business from investment in mortgage instruments to investment in a variety of real properties, such as multi-family, shopping centers and development projects. To assist in the implementation of the Company's business strategy, we have revitalized the Board by accepting the resignations of five directors and reducing the number of directors from nine to six. We have also filled the resulting vacancies with two new directors, who we believe will advance our stockholders' interests through their energy, skills and expertise.

     In March 1999, we embarked on a plan to impose limitations on major changes in the Company's share ownership to preserve the Company's net operating loss carryforward and to authorize our Board to terminate the Company's status as a real estate investment trust for tax purposes at such time as that would be to the Company's advantage. We also plan to change the Company's name to reflect the new business focus. We included the proposals to implement this plan in our preliminary proxy materials filed last month with the SEC. While we still believe that these proposals are important to the future of the Company, we have withdrawn them for now in the interests of holding a timely stockholders meeting and resolving any uncertainty over the composition of the Board of Directors.

     AGAIN, WE STRONGLY RECOMMEND THAT YOU DO NOT SIGN ANY PROXY CARD FROM MR. TOBIN OR HIS COMMITTEE. WE FURTHER URGE YOU TO TAKE NO ACTION UNTIL YOU HEAR FROM US AND YOU RECEIVE OUR WHITE PROXY CARD.

     Your Board of Directors is committed returning the Company to profitability. We thank you for your continued support.

                                           Sincerely yours,

                                           /s/ Douglas B. Fletcher

                                           Douglas B. Fletcher
                                           Chairman of the Board


                                           /s/ Lorraine O. Legg

                                           Lorraine O. Legg
                                           President and Chief Executive Officer

                        TIS MORTGAGE INVESTMENT COMPANY
                        655 MONTGOMERY STREET, SUITE 800
                        SAN FRANCISCO, CALIFORNIA 94111

                 _____________________________________________

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          To Be Held on June 11, 1999
                 ______________________________________________



To Our Stockholders:

     The 1999 annual meeting of stockholders of TIS Mortgage Investment Company, a Maryland corporation (the "Company"), will be held at the Park Hyatt Hotel, located at 333 Battery Street, San Francisco, California, on Friday, June 11, 1999, at 10:00 a.m., local time, for the following purposes:

     1. To elect two Class III directors, two Class I directors and two Class II directors; and

     2. To transact such other business as may properly come before the annual meeting or any adjournments or postponements of the meeting.

     Only stockholders of record at the close of business on April 19, 1999, the record date, are entitled to notice of and to vote at the annual meeting.

                                 By Order of the Board of Directors

                                 John E. Castello
                                 Executive Vice President, Chief
                                 Financial Officer and Secretary


San Francisco, California
May 22, 1999

                            Participant Information

     The following individuals, all of whom are directors (and nominees for director) and/or executive officers of TIS Mortgage Investment Company, may be deemed participants in the solicitation of proxies on behalf of the Company's Board of Directors: Lorraine O. Legg (President and Chief Executive Officer of the Company); Patricia M. Howe (Chairman, Corporate Capital Investment Advisors and subsidiaries); Robert W. Ledoux (General Partner, Venture Growth Associates); Douglas B. Fletcher (Chairman of the Company, and Chairman and Chief Executive Officer, Fletcher Capital Advisors Incorporated); J. David Schemel (Managing Member, Vista Marin, LLC, Oxford Associates, LLC and DSDI,
LLC); Anthony H. Barash (Senior Vice President and General Counsel, Bowater Incorporated); and John E. Castello (Executive Vice President and Chief Financial Officer of the Company).

     Pacific Securitization, Inc., which is indirectly principally owned by Ms. Legg and Ms. Howe, owns beneficially and of record 1,613,070 shares of the Company's common stock, or 18.1% of its outstanding shares; Ms. Legg also beneficially owns 206,700 shares of the Company's common stock (including 150,000 shares issuable under stock options exercisable within 60 days of April 19, 1999); and Ms. Howe also beneficially owns 154,820 shares of the Company's common stock (including 101,000 shares issuable under options exercisable within 60 days of April 19, 1999). None of the other directors or executive officers beneficially owns more than 1% of the Company's common stock. The preceding share numbers are as of April 19, 1999.

     Ms. Legg and Mr. Castello are parties to employment agreements with the Company with evergreen renewal provisions that automatically extend the terms for one year periods, subject to earlier termination. Each agreement provides for severance payments, vesting of options and the continuation of fringe benefits in the event the officer is terminated other than for cause or the officer terminates employment for good reason (which includes a change of control).

     TIS Financial Services, Inc. ("TIS Financial"), which is controlled indirectly by Ms. Legg and Ms. Howe, is a party to an agreement with the Company for the sharing of office space, office equipment and the expenses of certain administrative and other personnel and ancillary services. It also extended to the Company in April 1999 a one-year $1 million revolving line of credit for operations. The line of credit is secured by the Company's residual interest in a pool of mortgage backed certificates guaranteed by the Government National Mortgage Association. Payment of the line of credit can be accelerated on certain events, including a change of control of the Company in which certain executive officers of the Company are removed or in which a majority of the Board is changed. DSDI, LLC, which is controlled by Mr. Schemel, is committed to TIS Financial for $625,000 on the same terms as the revolving line of credit.

                               Other Information

     On January 27, 1999, Henry G. Elkins, Jr., who claims to be a shareholder of the Company, brought an action against the Company in the California Superior Court, San Francisco, to compel the Company to hold an annual meeting. On February 12, 1999, the Company voluntarily agreed to a stipulated order requiring it to hold an annual meeting on or before June 11, 1999, subject to there being a quorum, and to mail notice of the meeting on or before April 26, 1999. At Mr. Elkins' request, the Superior Court has scheduled a May 27, 1999 hearing to determine whether to hold the Company in contempt or to sanction it for violation of the stipulated order. The Company believes that it has made all efforts to comply in good faith with the stipulated order, that it was effectively prevented from complying with the strict terms of the stipulated order by delays in the SEC's review of the Company's preliminary proxy materials and that the Company should not be held in contempt or sanctioned. Further, the Company believes that issuance of the notice of meeting set forth on page 3 moots all issues to be heard at the May 27 hearing.

     On May 18, 1999, the Company brought an action (which was amended on May 21, 1999) against Mr. Tobin in federal District Court for the District of Rhode Island, seeking among other things a determination that Mr. Tobin's nominations are invalid and to enjoin him from soliciting proxies from the Company's stockholders. The Court declined the Company's request for a temporary restraining order, but will hear the Company's request for a preliminary injunction on May 28, 1999. In the absence of an order by the Court to the contrary, the Company expects the chairman of the meeting to rule Mr. Tobin's nominations out of order if Mr. Tobin attempts to nominate his candidates at the annual meeting.

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